Filed Pursuant to Rule 433

Registration Nos. 333-185282 and 333-185282-07

$1.0BN Volkswagen Auto Loan Enhanced Trust VALET 2014-2

Joint-Leads : Citi (struc), WFS

Co-Mgrs : BAML/Barc/DB/JPM/Mizuho

Cls	$AMT(MM)	S/F	WAL	E.FNL	L.FNL	SPREAD	YLD	CPN	PX
A1	199.000	A-1+/F1+	0.30	5/15	10/15		.20%	0.20%	100.00000
A2	325.000	AAA/AAA	1.05	5/16	7/17	EDSF+22	.538%	0.53%	99.99223
A3	369.000	AAA/AAA	2.35	2/18	4/19	IntS+24	.954%	0.95%	99.99510
A4	107.000	AAA/AAA	3.53	5/18	5/21	IntS+28	1.399%	1.39%	99.98300

TICKER:	VALET 2014-2
REGISTRATION:	PUBLIC
TRADE:	10/15/2014
SETTLE:	10/22/2014
EXPECTED RATINGS:	S&P/Fitch
ERISA ELIGIBLE :	YES
BILL & DELIVER:	CITI
PRICING SPEED:	1.3% ABS to 10% Call
MIN DEMOMS:	1K X 1K
MARKETING:	RED, FWP, CDI
CDI Access -
Deal name:	xvaet1402
Password:	7JX4

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-858-5407. Any legends, disclaimers or notices that appear below are not applicable to this message and should be disregarded. Such text has been automatically generated via bloomberg or another system.